Exhibit 99.1

First Foundation Announces 2017 Second Quarter Financial Results

•	Earnings per diluted share of $0.28 for the second quarter, $0.46 for the first six months
•	Strong growth in revenues 40% and income 146%
•	Another quarter of strong loan and deposit growth

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and six months ended June 30, 2017.

“We generated another strong quarter of results with revenue growth of 40% and income growth of 146%. These results are a continued validation of the strength of our platform and our outstanding team,” said Scott F. Kavanaugh, CEO. “We are excited about expanding our existing footprint in the Sacramento community upon the acquisition of Community 1st Bank, which is expected to close later this year.”

Highlights

Financial Results:

•	2017 second quarter compared to 2016 second quarter:
o	Earnings were $9.6 million, an increase of 146%
o	Earnings per fully diluted share were $0.28, compared to $0.10 in 2016
o	Total revenues (net interest income and noninterest income) were $37.6 million, an increase of 40%
o	Net interest income was $27.9 million, an increase of 27%
•	2017 first six months compared to 2016 first six months:
o	Earnings were $15.7 million, an increase of 104%
o	Earnings per fully diluted share were $0.46, compared to $0.21 in 2016
o	Total revenues were $71.4 million, an increase of 34%
o	Net interest income was $54.0 million, an increase of 31%
•	2017 Financial ratios:
o	Return on average equity of 12.6% for the second quarter and 10.6% for the first six months
o	Return on average assets of 1.00% for the second quarter and 0.85% for the first six months
o	Efficiency ratio of 59.1% for the second quarter and 65.7% for the first six months
o	Total shareholders’ equity of $317 million, tangible book value of $9.22 per share, and tangible common equity to tangible assets of 8.07%, in each case, as of June 30, 2017

Other Activity:

•	Assets under management (“AUM”) at FFA increased by $418 million in the first six months of 2017
•	Deposits increased by $681 million in the first six months of 2017
•	Loan originations totaled $816 million in first six months of 2017
•	$153 million of loans were sold in the second quarter, with a gain of $2.1 million realized

“In the second quarter, FFA reached the milestone of $4 billion in assets under management which was accomplished by new account activity and gains in our portfolios,” said John Hakopian, President of FFA. “As we look forward to the remainder of the year, we anticipate continued growth in our AUM from our strong pipeline of new business.”

Exhibit 99.1

Details of Growth

•

The $418 million growth in AUM during the first six months of 2017 was the result of $245 million of new accounts and $251 million of portfolio gains which were partially offset by terminations and net withdrawals of $79 million.

•

Total loans, including loans held for sale, increased $435 million during the first six months of 2017 as a result of $816 million of originations and $8 million of purchases which were partially offset by the sale of $174 million of multifamily loans and payoffs or scheduled payments of $215 million.

•

The $681 million growth in deposits during the first six months of 2017 is broken down as follows: $262 million increase in noninterest bearing demand deposits; $38 million increase in interest bearing demand deposits; $162 million increase in money market and savings accounts; and $218 million increase in certificate of deposit accounts. Specialty deposits increased by $358 million or 39% while branch deposits increased by $146 million or 13%.

“The success of our deposit platform is evidenced by the strong growth in both our specialty and branch deposits,” said David DePillo, President of FFB. “We also continued to grow our loan portfolio and have been successful in managing our portfolio levels through loan sales.”

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future

Exhibit 99.1

financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that we filed with the SEC on March 15, 2017, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2016 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$128,945	$597,946
Securities available-for-sale (“AFS”)	483,615	509,578
Loans held for sale	150,313	250,942

Loans, net of deferred fees	3,090,940	2,555,709
Allowance for loan and lease losses (“ALLL”)	(16,800)	(15,400)
Net loans	3,074,140	2,540,309

Investment in FHLB stock	22,572	33,750
Deferred taxes	15,110	16,811
Premises and equipment, net	7,223	6,730
Real estate owned (“REO”)	1,400	1,734
Goodwill and intangibles	2,068	2,177
Other assets	17,848	15,426
Total Assets	$3,903,234	$3,975,403

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$3,107,404	$2,426,795
Borrowings	461,035	1,250,000
Accounts payable and other liabilities	17,868	14,344
Total Liabilities	3,586,307	3,691,139

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 34,153,719 and 32,719,632 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	34	16
Additional paid-in-capital	247,303	232,428
Retained earnings	72,794	57,065
Accumulated other comprehensive income (loss), net of tax	(3,204)	(5,245)
Total Shareholders’ Equity	316,927	284,264

Total Liabilities and Shareholders’ Equity	$3,903,234	$3,975,403

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016

Interest income:
Loans	$29,982	$20,961	$56,473	$39,131
Securities	3,126	3,100	6,157	6,221
FHLB Stock, fed funds sold and deposits	544	512	1,382	919
Total interest income	33,652	24,573	64,012	46,271

Interest expense:
Deposits	4,012	1,973	7,204	3,768
Borrowings	1,745	679	2,855	1,221
Total interest expense	5,757	2,652	10,059	4,989

Net interest income	27,895	21,921	53,953	41,282

Provision for loan losses	1,092	1,250	1,161	1,650

Net interest income after provision for loan losses	26,803	20,671	52,792	39,632

Noninterest income:
Asset management, consulting and other fees	6,557	5,985	12,772	11,986
Gain on sale of loans	2,050	-	2,350	-
Gain (loss) on capital markets activities	-	(2,351)	-	(2,040)
Other income	1,090	1,276	2,358	1,949
Total noninterest income	9,697	4,910	17,480	11,895

Noninterest expense:
Compensation and benefits	13,983	11,924	28,738	24,648
Occupancy and depreciation	3,879	2,896	7,293	5,711
Professional services and marketing costs	207	2,560	3,636	4,283
Other expenses	4,144	2,470	7,255	4,625
Total noninterest expense	22,213	19,850	46,922	39,627

Income before taxes on income	14,287	5,731	23,350	12,260
Taxes on income	4,671	1,821	7,621	4,532
Net income	$9,616	$3,910	$15,729	$7,728

Net income per share:
Basic	$0.29	$0.10	$0.47	$0.22
Diluted	$0.28	$0.10	$0.46	$0.21
Shares used in computation:
Basic	33,623,671	32,269,738	33,216,602	32,137,958
Diluted	34,564,319	33,348,678	34,264,436	33,258,872

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Selected Income Statement Data:
Net interest income	$27,895	$21,921	$53,953	$41,282
Provision for loan losses	1,092	1,250	1,161	1,650
Noninterest Income:
Asset management, consulting and other fees	6,557	5,985	12,772	11,986
Gain on sale of loans	2,050	-	2,350	-
Gain (loss) on capital markets activities	-	(2,351)	-	(2,040)
Other	1,090	1,276	2,358	1,949
Noninterest expense	22,213	19,850	46,922	39,267
Income before taxes	14,287	5,731	23,350	12,260
Net income	9,616	3,910	15,729	7,728
Net income per share:
Basic	$0.29	$0.10	$0.47	$0.22
Diluted	0.28	0.10	0.46	0.21

Selected Performance Ratios:
Return on average assets - annualized	1.00%	0.54%	0.85%	0.57%
Return on average equity - annualized	12.6%	5.7%	10.6%	5.7%
Net yield on interest-earning assets	2.92%	3.13%	2.94%	3.15%
Efficiency ratio (1)	59.1%	68.0%	65.7%	70.7%
Noninterest income as a % of total revenues	25.8%	18.3%	24.5%	22.4%

Other Information:
Loan originations	$433,790	$519,537	$815,703	$898,709
Charge-offs (recoveries) / average loans - annualized	-%	0.01%	(0.01)%	0.01%

(1)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	June 30, 2017	December 31, 2016
Selected Balance Sheet Data:
Cash and cash equivalents	$128,945	$597,946
Loans held for sale	150,313	250,942
Loans, net of deferred fees	3,090,940	2,555,709
Allowance for loan and lease losses (“ALLL”)	(16,800)	(15,400)
Total assets	3,903,234	3,975,403
Noninterest-bearing deposits	924,145	661,781
Interest-bearing deposits	2,183,259	1,765,014
Borrowings	461,035	1,250,000
Shareholders’ equity	316,927	284,264

Selected Capital Data:
Tangible common equity to tangible assets(2)	8.07%	7.10%
Tangible book value per share(2)	$9.22	$8.62
Shares outstanding at end of period	34,153,719	32,719,632

Other Information:
Assets under management (end of period)	$4,004,699	$3,586,672
Number of employees	375	335
Loan to deposit ratio	104.3%	115.7%
Nonperforming assets to total assets	0.14%	0.25%
Ratio of ALLL to loans(3)	0.54%	0.60%

(2)

Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.1 million and $2.2 million of intangible assets as of June 30, 2017 and December 31, 2016, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, we believe that tangible common equity to tangible assets and tangible book value per share provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Banking:
Interest income	$33,652	$24,573	$64,012	$46,271
Interest expense	5,575	2,652	9,852	4,989
Net interest income	28,077	21,921	54,160	41,282
Provision for loan losses	1,092	1,250	1,161	1,650
Noninterest income	4,165	(170)	6,681	1,582
Noninterest expense	15,842	14,268	34,173	27,612
Income before taxes on income	$15,308	$6,233	$25,507	$13,602

Wealth Management:
Noninterest income	$5,745	$5,222	$11,202	$10,598
Noninterest expense	5,042	4,616	10,232	9,839
Income before taxes on income	$703	$606	$970	$759

Other and Eliminations:
Interest income	$-	$-	$-	$-
Interest expense	182	-	207	-
Net interest income	(182)	-	(207)	-
Noninterest income	(213)	(142)	(403)	(285)
Noninterest expense	1,329	966	2,517	1,816
Income before taxes on income	$(1,724)	$(1,108)	$(3,127)	$(2,101)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017

Interest income:
Loans	$20,961	$22,231	$23,718	$26,491	$29,982
Securities	3,100	3,202	3,358	3,031	3,126
FHLB Stock, fed funds sold and deposits	512	571	1,291	838	544
Total interest income	24,573	26,004	28,367	30,360	33,652

Interest expense:
Deposits	1,973	2,426	2,722	3,192	4,012
Borrowings	679	415	641	1,110	1,745
Total interest expense	2,652	2,841	3,363	4,302	5,757

Net interest income	21,921	23,163	25,004	26,058	27,895

Provision for loan losses	1,250	1,231	1,800	69	1,092

Net interest income after provision for loan losses	20,671	21,932	23,204	25,989	26,803

Noninterest income:
Asset management, consulting and other fees	5,985	6,141	6,257	6,215	6,557
Gain on sale of loans	-	7,238	574	300	2,050
Gain (loss) on capital markets activities	(2,351)	997	-	-	-
Other income	1,276	703	755	1,268	1,090
Total noninterest income	4,910	15,079	7,586	7,783	9,697

Noninterest expense:
Compensation and benefits	11,924	12,059	11,867	14,755	13,983
Occupancy and depreciation	2,896	3,072	3,195	3,414	3,879
Professional services and marketing costs	2,560	3,525	2,017	3,429	207
Other expenses	2,470	2,880	3,112	3,111	4,144
Total noninterest expense	19,850	21,536	20,191	24,709	22,213

Income before taxes on income	5,731	15,475	10,599	9,063	14,287
Taxes on income	1,821	6,417	4,082	2,950	4,671
Net income	$3,910	$9,058	$6,517	$6,113	$9,616

Net income per share:
Basic	$0.12	$0.28	$0.20	$0.19	$0.29
Diluted	$0.12	$0.27	$0.19	$0.18	$0.28
Shares used in computation:
Basic	32,269,738	32,514,016	32,668,318	32,805,010	33,623,671
Diluted	33,348,678	33,575,894	33,788,114	33,961,220	34,564,319

The Company adopted ASU 2016-09, Improvement to Employee Share-Based Payment Accounting, in the third quarter of 2016. For purposes of this table, the taxes on income, net income per share and the diluted shares used in the computation of earnings per share for the first three quarters of 2016 have been restated to reflect the retroactive application of this standard.

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
Banking:
Interest income	$24,573	$26,004	$28,367	$30,360	$33,652
Interest expense	2,652	2,841	3,363	4,277	5,575
Net interest income	21,921	23,163	25,004	26,083	28,077
Provision for loan losses	1,250	1,231	1,800	69	1,092
Noninterest income	(170)	9,923	2,327	2,516	4,165
Noninterest expense	14,268	16,134	14,676	18,331	15,842
Income before taxes on income	$6,233	$15,721	$10,855	$10,199	$15,308

Wealth Management:
Noninterest income	$5,222	$5,319	$5,431	$5,457	$5,745
Noninterest expense	4,616	4,697	4,696	5,190	5,042
Income before taxes on income	$606	$622	$735	$267	$703

Other and Eliminations:
Interest income	$-	$-	$-	$-	$-
Interest expense	-	-	-	(25)	182
Net interest income	-	-	-	(25)	(182)
Noninterest income	(142)	(163)	(172)	(190)	(213)
Noninterest expense	966	705	819	1,188	1,329
Income before taxes on income	$(1,108)	$(868)	$(991)	$(1,403)	$(1,724)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016

Average Balances:
Loans	$3,240,755	$2,208,793	$3,087,236	$2,034,816
Securities	496,896	533,435	504,388	533,629
Total interest-earnings assets	3,822,758	2,798,763	3,670,329	2,622,715
Deposits: interest-bearing	2,054,400	1,325,994	1,985,792	1,293,519
Deposits: noninterest-bearing	809,129	598,150	755,171	518,090
Borrowings	679,055	631,297	656,862	568,249

Average Yield / Rate
Loans	3.70%	3.80%	3.66%	3.85%
Securities	2.52%	2.32%	2.44%	2.33%
Total interest-earnings assets	3.52%	3.51%	3.49%	3.53%
Deposits (interest-bearing only)	0.78%	0.60%	0.73%	0.59%
Deposits (noninterest and interest-bearing)	0.56%	0.41%	0.53%	0.42%
Borrowings	1.03%	0.43%	0.88%	0.43%
Total interest-bearing liabilities	0.84%	0.54%	0.77%	0.54%

Net Interest Rate Spread	2.68%	2.97%	2.72%	2.99%

Net Yield on Interest-earning Assets	2.92%	3.13%	2.94%	3.15%

	For the Quarter Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017

Average Balances:
Loans	$2,208,793	$2,357,956	$2,620,615	$2,932,011	$3,240,755
Securities	533,435	508,193	526,644	511,962	496,896
Total interest-earnings assets	2,798,763	2,943,880	3,219,269	3,516,207	3,822,758
Deposits: interest-bearing	1,325,994	1,520,979	1,666,499	1,916,422	2,054,400
Deposits: noninterest-bearing	598,150	806,861	757,897	700,613	809,129
Borrowings	631,297	362,576	530,357	634,422	679,055

Average Yield / Rate:
Loans	3.80%	3.77%	3.62%	3.62%	3.70%
Securities	2.32%	2.52%	2.55%	2.37%	2.52%
Total interest-earnings assets	3.51%	3.53%	3.52%	3.46%	3.52%
Deposits (interest-bearing only)	0.60%	0.63%	0.65%	0.68%	0.78%
Deposits (noninterest and interest-bearing)	0.41%	0.41%	0.45%	0.49%	0.56%
Borrowings	0.43%	0.46%	0.48%	0.71%	1.03%
Total interest-bearing liabilities	0.54%	0.60%	0.61%	0.68%	0.84%

Net Interest Rate Spread	2.97%	2.93%	2.91%	2.78%	2.68%

Net Yield on Interest-earning Assets	3.13%	3.15%	3.11%	2.96%	2.92%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended June 30, 2017 as Compared to Quarter Ended June 30, 2016

Our net income and income before taxes in the second quarter of 2017 were $9.6 million and $14.3 million, respectively, as compared to $3.9 million and $5.7 million, respectively, in the second quarter of 2016. The increase in income before taxes was the result of a $9.1 million increase in income before taxes for Banking, which was partially offset by a $0.5 million increase in corporate expenses. The increase in Banking was due to higher net interest income and higher noninterest income which was partially offset by higher noninterest expenses. Income before taxes for Wealth Management for the second quarter of 2017 was $0.7 million as compared to $0.6 million in the second quarter of 2016 as increases in noninterest income were offset by increases in noninterest expenses. Corporate interest expenses are related to the holding company line of credit which did not exist in 2016. Corporate noninterest expenses increased by $0.3 million due to higher charitable contributions and other increases in costs, including legal and marketing.

The effective tax rate for the second quarter of 2017 was 32.7% as compared to 31.8% for the second quarter of 2016, and as compared to a statutory rate of approximately 41.5% as the Company benefited from reductions in taxes on income related to excess tax benefits resulting from the exercise of stock awards in both periods.

Net interest income for Banking increased 28% from $21.9 million in the second quarter of 2016, to $28.1 million in the second quarter of 2017 due to a 37% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.97% in the second quarter of 2016 to 2.68% in the second quarter of 2017 was due to an increase in the cost of interest-bearing liabilities from 0.54% in the second quarter of 2016 to 0.84% in the second quarter of 2017. The yield on interest-earning assets remained relatively flat as a decrease in the yield on loans, due to prepayments of higher yielding loans, was offset by an increase in our yield on securities. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates and the use of promotional rates to attract deposits, and increased costs of borrowings as the average rate on FHLB advances increased from 0.43% in the second quarter of 2016 to 0.94% in the second quarter of 2017. In addition, the Company borrowed on its holding company line of credit during the second quarter of 2017.

The provision for loan losses in the second quarter of 2017 was $1.1 million as compared to $1.3 million in the second quarter of 2016.

Noninterest income in Banking was a $0.2 million loss in the second quarter of 2016 as compared to $4.2 million in the second quarter of 2017. During the second quarter of 2017, we realized $2.1 million in gains on the sale of $153 million of multifamily loans, while in the second quarter of 2016, we recognized a $2.4 million loss relating to hedging activities. Noninterest income for Wealth Management increased by $0.5 million to $5.7 million in the second quarter of 2017 when compared to the corresponding period in 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $14.3 million in the second quarter of 2016 to $15.8 million in the second quarter of 2017 due to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits, which was partially offset by lower legal costs. Compensation and benefits for Banking increased $1.5 million or 18% during the second quarter of 2017 as compared to the second quarter of 2016 as the number of full time equivalent employees (“FTE”) in Banking increased to 305.8 from 261.0 as a result of the increased staffing related to the December 2016 acquisition of two branches and additional personnel added to support the growth in loans and deposits. A $1.0 million increase in occupancy and depreciation for Banking in the second quarter of 2017 as compared to the second quarter of 2016 was due to costs associated with our expansion into additional corporate space and the acquisition and opening of new offices during 2016 and increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $2.2 million lower in the second quarter of 2017 as compared to the second quarter of 2016 due to the reimbursement from our insurance providers of $1.8 million of previously incurred legal costs and costs incurred for a trial  in the second quarter of 2016. The $1.5 million increase other expenses in Banking in the second quarter of 2017 as compared to the second quarter of 2016 was due to a $1.0 million increase in customer service costs related to the increases in noninterest demand deposits and costs related to our growth, including deposit insurance. The increase in noninterest expense for Wealth Management was due to a $0.5 million increase in compensations and benefits related to a 7% increase in FTE and cost of living increases.

Six Months Ended June 30, 2017 as Compared to Six Months Ended June 30, 2016

Our net income and income before taxes in the first six months of 2017 were $15.7 million and $23.4 million, respectively, as compared to $7.7 million and $12.3 million, respectively, in the first six months of 2016. The increase in income before taxes was the result of an $11.9 million increase in income before taxes for Banking and a $0.2 million increase in income before taxes for Wealth Management, which were partially offset by a $0.9 million increase in corporate expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income, which was partially offset by higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expense. Corporate interest expenses are related to the holding company line of credit which did not exist in 2016. Corporate noninterest expenses increased by $0.7 million due to costs related to strategic activities, including the Company’s at the market stock offering, higher charitable contributions and other increases in costs, including legal and marketing.

The effective tax rate for the first six months of 2017 was 32.6% as compared to 37.0% for the first six months of 2016, as the benefit from reductions in taxes on income related to excess tax benefits resulting from the exercise of stock awards was significantly higher during the first six months of 2017 as compared to the first six months of 2016.

Net interest income for Banking increased 31% from $41.3 million in the first six months of 2016, to $54.2 million in the first six months of 2017 due to a 40% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.99% in the first six months of 2016 to 2.72% in the first six months of 2017 was due to a decrease in the yield on interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.53% to 3.49% due to a decrease in the yield on loans due to prepayments of higher yielding loans and the addition of loans at market rates in the latter half of 2016 which were lower than the then-current yield on our loan portfolio. The cost of interest-bearing liabilities increased from 0.54% to 0.77% due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates and the use of promotional rates to attract deposits, and increased costs of borrowings as the average rate on FHLB advances increased from 0.43% in the first six months of 2016 to 0.82% in the first six months of 2017. In addition, the Company borrowed on its holding company line of credit during the first six months of 2017.

The provision for loan losses in the first six months of 2017 was $1.2 million as compared to $1.7 million in the first six months of 2016. During the first six months of 2017, the Company realized $0.2 million of recoveries and experienced improving credit trends in its criticized loans.

Noninterest income in Banking increased from $1.6 million in the first six months of 2016 to $6.7 million in the first six months of 2017. During the first six months of 2017, we realized $2.4 million in gains on the sale of $174 million of multifamily loans, while in the first six months of 2016, we recognized a $2.4 million loss relating to hedging activities. Noninterest income for Wealth Management increased by $0.6 million to $11.2 million in the first six months of 2017 when compared to the corresponding period in 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $27.6 million in the first six months of 2016 to $34.2 million in the first six months of 2017 due to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits, which was partially offset by lower legal costs. Compensation and benefits for Banking increased $3.4 million or 21% during the first six months of 2017 as compared to the first six months of 2016 as the number of FTE in Banking increased to 297.9 from 251.2 as a result of the increased staffing related to the December 2016 acquisition of two branches and additional personnel added to support the growth in loans and deposits. A $1.6 million increase in occupancy and depreciation for Banking in the first six months of 2017 as compared to the first six months of 2016 was due to costs associated with our expansion into additional corporate space and the acquisition and opening of new offices during 2016 and increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $0.8 million lower in the first six months of 2017 as compared to the first six months of 2016 due to the reimbursement from our insurance providers of $1.8 million of previously incurred legal costs which was offset by costs related to the resolution of an outstanding litigation matter in the first quarter of 2017. A $2.5 million increase in other expenses in Banking in the first six months of 2017 as compared to the first six months of 2016 was due to a $1.6 million increase in customer service costs related to the increases in noninterest demand deposits and costs related to our growth, including deposit insurance.

Quarter Ended June 30, 2017 as Compared to Quarter Ended March 31, 2017

Our net income and income before taxes in the second quarter of 2017 were $9.6 million and $14.3 million, respectively, as compared to $6.1 million and $9.1 million, respectively, in the first quarter of 2017. The increase in income before taxes was the result of a $5.1 million increase in income before taxes for Banking, a $0.4 million increase in income before taxes for Wealth Management and a $0.3 million increase in corporate expenses. The increase in Banking was due to higher net interest income, higher noninterest income and lower noninterest expenses which were partially offset by a higher provision for loan losses. The increase in Wealth Management was due to higher noninterest income. Corporate interest expenses are related to the holding company line of credit and were $0.2 million in the second quarter of 2017 due to increased levels of borrowing.

The effective tax rate for the second quarter of 2017 was 32.7% as compared to 32.5% for the first quarter of 2017, and as compared to a statutory rate of approximately 41.5% as the Company benefited from reductions in taxes on income related to excess tax benefits resulting from the exercise of stock awards in both periods.

Net interest income for Banking increased 8% from $26.1 million in the first quarter of 2017 to $28.1 million in the second quarter of 2017 due to a 9% increase in interest-earning assets. The net yield on interest earning assets decreased from 2.96% in the first quarter of 2017 to 2.92% in the second quarter of 2017 as the increase in yield on interest earning assets, from 3.46% to 3.52%, was offset by an increase in the cost of interest-bearing liabilities, from 0.68% to 0.84%. The yield on interest earning assets increased due to an increase in the yield on loans from 3.62% to 3.70% as the yield on originations is higher than the current yield on the existing loan portfolio. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates and the use of promotional rates to attract deposits, and increased costs of borrowings as the average rate on FHLB advances increased from 0.70% in the first quarter of 2017 to 0.94% in the second quarter of 2017.

The provision for loan losses in the second quarter of 2017 was $1.1 million as compared to $0.1 million in the first quarter of 2017. During the first quarter of 2017, we realized a $0.2 million recovery on a prior charge-off.

Noninterest income for Banking increased from $2.5 million in the first quarter of 2017 to $4.2 million in the second quarter of 2017. During the second quarter of 2017, we realized $2.1 million in gains on the sale of $153 million of multifamily loans as compared to $0.3 million in gains on the sale of $21 million of multifamily loans in the first quarter of 2017.

Noninterest expense in Banking decreased from $18.3 million in the first quarter of 2017 to $15.8 million in the second quarter of 2017 due to lower compensation and litigation related costs and higher occupancy and deprecation costs and higher other expenses. The lower compensation costs were due to lower employer taxes and employer contributions to retirement plans, which were offset by an increase in FTE from 290.0 in the first quarter of 2017 to 305.8 in the second quarter of 2017. A $0.4 million increase in occupancy and depreciation for Banking was due primarily to increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $3.1 million lower in the second quarter of 2017 as compared to the first quarter of 2017 due to the reimbursement from our insurance providers of $1.8 million of previously incurred legal costs, and costs related to the resolution of an outstanding litigation matter in the first quarter of 2017. A $0.7 million increase in other expenses in Banking in the second quarter of 2017 as compared to the first quarter of 2017 was due to a $0.6 million increase in customer service costs related to the increases in noninterest demand deposits. Noninterest expense in Wealth Management decreased by $0.1 million due to decreases in employer taxes and employer contributions to retirement plans.

Changes in Financial Position

During the first six months of 2017, total assets decreased by $72 million as the elimination of additional borrowings that occurred as of December 31, 2016 was offset by the growth of our loans. Cash and cash equivalents decreased by $469 million due to the payoff of the additional borrowing. Loans and loans held for sale increased by $435 million as a result of $816 million of originations and $8 million of purchases which were partially offset by the sale of $174 million of multifamily loans and payoffs or scheduled payments of $215 million. Deposits increased by $681 million during the first six months as our specialty deposits and branch deposits increased by $358 million and $146 million, respectively. Borrowings decreased by $789 million due to the payoff of the additional borrowing and payoffs related to the funds raised from deposits. During the first six months of 2017, the Company sold 654,578 shares of its common stock through its ATM offering at an average price of $16.37 per share, generating net proceeds of $10.5 million, and borrowed $25 million on its holding company line of credit. The Company contributed $35 million to the Bank during the first six months of 2017.

Our credit quality remains strong as our ratio of non-performing assets to total assets declined to 0.14% at June 30, 2017. We realized net recoveries of $0.2 million during the first six months of 2017 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.54% at June 30, 2017.